Exhibit 99.1

                 MBIA Inc. Reports 10 Percent Increase in First
       Half Net Income Per Share; Operating Income Per Share up 6 Percent


    ARMONK, N.Y.--(BUSINESS WIRE)--July 27, 2006--MBIA Inc. (NYSE:
MBI), the holding company for MBIA Insurance Corporation, reported today that first half 2006 net income per share increased 10 percent to $3.08, compared to $2.79 in the first half of 2005. Net income for the first half was $420.4 million, up 9 percent compared to $386.5 million in the first half of 2005.
    For the first half of 2006, operating income per share, which excludes the effects of net realized gains and net gains and losses on derivative instruments and foreign exchange, increased 6 percent to $2.95 from $2.79 in the first half of 2005. Excluding refundings, first half 2006 operating income per share rose 3 percent to $2.57 from $2.49 in the same period of 2005.


Diluted earnings per share information
--------------------------------------
                                           Three Months   Six Months
                                          Ended June 30  Ended June 30
                                          -------------  -------------
                                          2006    2005   2006    2005
                                          ----    ----   ----    ----
Net income                               $1.62  $ 1.27  $3.08  $ 2.79

 Net realized gains                       0.08    0.00   0.08    0.01
 Net gains (losses) on derivative
  instruments and foreign exchange        0.04   (0.11)  0.05   (0.01)
                                          -----  ------  -----  ------
Operating income (1)                     $1.50  $ 1.38  $2.95  $ 2.79

(1) Non-GAAP measure

    In the second quarter of 2006, net income per share increased 28 percent to $1.62 from $1.27 during the same period of 2005. Net income for the second quarter was $221.4 million compared with $173.7 million in the same period last year, a 27 percent increase. Second quarter 2006 per share results were positively impacted by $0.12 per share of net gains versus net losses of $0.11 in the same period of 2005.
    For the second quarter of 2006, operating income per share increased 9 percent to $1.50 from $1.38 in the second quarter of 2005. Excluding refundings, second quarter 2006 operating income per share rose 4 percent to $1.29 from $1.24 during the same period of 2005.
    Gary Dunton, MBIA Chief Executive Officer, said, "Our financial results for the quarter were acceptable. Business production was in line with our expectations as market conditions remain challenging, primarily due to tight credit spreads and intense competition from the uninsured market, traditional monolines and European banks. We remain focused on our commitment to create long-term value for our shareholders, pursuing only those business opportunities that meet our rigorous underwriting and pricing discipline."

    Insurance Operations

    Adjusted direct premiums (ADP), a non-GAAP measure, which includes both upfront premiums written and the present value of estimated future installment premiums for new business writings and excludes premiums assumed or ceded, decreased 38 percent to $399.5 million in the first half of 2006 from $646.6 million in the first half of 2005. For the second quarter of 2006, ADP declined 14 percent to $283.5 million, compared to $329.0 million during the same period of 2005. In the second quarter, non-U.S. public finance and U.S. structured finance provided favorable comparisons over last year's second quarter, which were offset by weaker production in the U.S. public finance and non-U.S. structured finance business sectors.


Adjusted Direct Premiums
------------------------
(dollars in millions)

                           Three Months             Six Months
                           Ended June 30          Ended June 30
                           -------------          -------------
                       2006    2005 % Change   2006    2005  % Change
                       ----    ---- --------   ----    ----  --------
Global Public Finance
       United States $ 73.7  $143.8     (49%) $121.7  $285.6     (57%)
   Non-United States  102.2    57.6       77%  102.2    65.1       57%
                      ------  ---------------  ------  ---------------
               Total  175.9   201.4     (13%)  223.9   350.7     (36%)

Global Structured Finance
       United States   73.8    33.3      122%   89.6   171.5     (48%)
   Non-United States   33.8    94.3     (64%)   86.0   124.4     (31%)
                      ------  ---------------  ------  ---------------
               Total  107.6   127.6     (16%)  175.6   295.9     (41%)

               Total $283.5  $329.0     (14%) $399.5  $646.6     (38%)

    MBIA's global public finance ADP decreased 36 percent in the first half of 2006 compared to the first half of 2005. Compared to last year's first half, U.S. public finance production was down 57 percent, impacted by a 15 percent decrease in overall market issuance and a 33 percent decline in insured volume, as well as a particularly competitive market environment. Non-U.S. public finance production, during the first half, increased 57 percent due to two significant international transactions that closed in early April. In global public finance, 84 percent of insured business written in the first half of 2006 had underlying ratings of Single-A or higher.
    MBIA's global structured finance ADP decreased 41 percent in the first half of 2006. U.S. structured finance ADP declined 48 percent compared to first half production in 2005, however, second quarter production more than doubled as a result of increased ADP from CDOs, Operating Assets and Residential Mortgage-Backed sectors. Non-U.S. structured finance production for the first half of 2006 declined 31 percent. In global structured finance, 70 percent of insured business written in the first half of 2006 had underlying ratings of Single-A or higher.
    Scheduled earned premiums in the first half of 2006 declined 5 percent to $336.8 million from $354.7 million in the first half of 2005. The decline was a result of early policy terminations of structured finance deals as well as the effect of refunding activity in prior periods, which accelerated the earning of premiums into earlier periods. Earned premiums from refundings were a robust $85.8 million for the first half of 2006, up 23 percent from $69.6 million in the first half of 2005. While refunding par volume in the U.S. public finance market was down 52 percent for the first half of 2006, MBIA's earned premium from refunded issues was boosted by five refunded deals, including two international credits, that accounted for more than 25 percent of the refunded premiums earned for the first half.
    Pre-tax net investment income in the first half of 2006, excluding net realized gains, was $284.4 million, a 14 percent increase from $249.6 million in the same period of 2005. The increase was primarily due to the growth in interest income related to consolidated Variable Interest Entities (VIEs) and the growth of invested assets. While investment income for VIEs continues to be shown in net investment income, as of the first quarter of 2006, VIE interest expense has been reclassified to the interest expense line on the Company's income statement for the current and prior periods. Excluding the effects of VIE interest income, pre-tax net investment income would have increased by 8 percent.
    MBIA's fees and reimbursements (which had been labeled Advisory Fees until the first quarter of 2006) were up 15 percent in the first half of 2006 to $12.2 million from $10.6 million during the first half of 2005.
    Total insurance expenses were up 20 percent in the first half of 2006 to $178.1 million from $149.0 million in the first half of 2005. The increase resulted from the reclassification of interest expense for VIEs and the lower deferral rate that the Company adopted during last year's third quarter for gross insurance expenses related to policy acquisition costs. Gross insurance expenses, which are prior to any expense deferrals, were down 3 percent for the first six months of this year versus the same period last year.
    The Company incurred $40.4 million in loss and loss adjustment expenses (LAE) in the first half of 2006, a 5 percent decrease compared to $42.6 million in last year's first half. Loss and LAE for both periods is based on the Company's formula of reserving 12 percent of scheduled earned premium. During the first half of 2006, MBIA experienced an $8.1 million increase to its unallocated loss reserve based on case loss reserve activity, which, combined with the additional loss and LAE expenses, boosted the Company's unallocated loss reserve by $47.9 million to $256.5 million at June 30, 2006 from $208.6 million at December 31, 2005.
    For the second quarter, there was an $18.7 million increase to the unallocated loss reserves from case loss reserve activity. The largest adjustment was $56.7 million for the Northwest Airlines EETC exposure, for which the Company had established a $76.3 million case loss reserve in the fourth quarter of 2005. The adjustment resulted primarily from the sale of unsecured claims, which provided unanticipated proceeds, as well as the sale of selected collateral (aircraft) from one of the securitizations and an agreement to sell collateral from another securitization. There were also a number of credits that reduced the unallocated loss reserve during the second quarter of 2006. The largest adjustment came from a CDO transaction.
    During the second quarter, MBIA made a debt service payment of $6.0 million on a policy issued for New Orleans Regional Transit Authority (RTA), a credit adversely affected by Hurricane Katrina. MBIA expects to be fully reimbursed for the payment and has $24.1 million net par outstanding for the RTA. The Company continues to closely monitor the performance of MBIA-insured credits impacted by Hurricane Katrina last year. The Company does not expect to incur an ultimate loss, other than immaterial loss adjustment expenses, on its Hurricane Katrina exposure.
    Additionally, MBIA has approximately $1.5 billion net par outstanding for Eurotunnel as of June 30, 2006. Eurotunnel has petitioned for protection under the Paris commercial court for a safeguard procedure, a new procedure under French law with limited similarities to a U.S. Chapter 11 reorganization. At the July 25 hearing, the commercial court decided to delay its decision until August 2. In addition, Eurotunnel has indicated it will continue to make payments on its debt obligations pending the court decision. Debt restructuring talks are ongoing and MBIA continues to work with the creditors committee toward a consensual restructuring plan to be approved by all Eurotunnel stakeholders. The Company believes that it will not incur an ultimate loss on its Eurotunnel exposure and there has been no case loss reserve established for the credit.
    MBIA's pre-tax operating income from insurance operations, which excludes the effects of net realized gains and net gains and losses on derivative instruments and foreign exchange, increased 1 percent to $541.1 million in the first half of 2006 compared to $535.4 million in the same period of 2005.

    Investment Management Services

    The market value of year-to-date average fixed-income assets under management, excluding conduits, was $49.1 billion in the first half of 2006, up 15 percent from $42.8 billion in the first half of last year. Pre-tax operating income from MBIA's investment management business, which excludes the effects of net realized gains and net gains and losses on derivative instruments and foreign exchange, increased 17 percent in the first half of 2006 to $49.8 million from $42.7 million in the first half of 2005 driven by strong demand for the Company's asset/liability products.

    Corporate

    The pre-tax operating loss for the corporate segment decreased 6 percent for the first half of 2006 to $38.9 million from $41.4 million in the same period last year. The decrease was primarily due to lower interest expense and lower corporate expenses, which were partially offset by reduced net investment income. Part of the decline in corporate expenses reflects a decline in legal and consulting expenses related to the regulatory investigations.

    Gains and Losses

    In the first half of 2006, MBIA recorded net realized gains of $16.8 million for all business operations, compared to net realized gains of $1.3 million in the first half of 2005. Net realized gains for the first half of 2006 included a $13.9 million write-down during the first quarter of a receivable balance that the Company obtained under salvage and subrogation rights, partly offset by a $10.5 million gain during the second quarter related to the sale of the Company's common stock investment in Ram Re.
    The Company recorded pre-tax mark-to-market net gains on derivative instruments and foreign exchange of $9.5 million for all business operations in the first half of 2006, compared to pre-tax mark-to-market net losses of $1.9 million in the first half of 2005.

    Book Value and Adjusted Book Value

    MBIA's book value per share at the end of the first half of 2006 increased $0.31 to $49.48, from December 31, 2005. The increase in book value per share was driven by an increase in retained earnings, which was partially offset by a reduction in unrealized appreciation of investment securities. Adjusted book value (ABV) per share, a non-GAAP measure, at June 30, 2006 rose 2 percent to $72.32 from $70.62 at December 31, 2005. ABV includes the after-tax effects of deferred premium revenue less prepaid reinsurance premiums and deferred acquisition costs, the present value of installment premiums, the present value of the net spread of asset/liability products and a provision for loss and loss adjustment expenses.

    Conference Call

    MBIA will host a conference call for investors today at 11 a.m. EDT. The conference call will consist of brief comments by Mr. C. Edward Chaplin, MBIA Chief Financial Officer, followed by a question and answer session with Mr. Chaplin. The dial-in number for the call is (877) 694-4769 in the U.S. and (973) 582-2849 from outside the U.S.
The conference call code is 7388808. The call will also be broadcast live on MBIA's Web site at www.mbia.com. Those who are unable to participate in the conference call may listen to a replay by dialing
(877) 519-4471 in the U.S. and (973) 341-3080 from outside the U.S.
The replay code is also 7388808. The replay will be available on MBIA's Web site approximately two hours after the end of the conference call.

    MBIA Inc., through its subsidiaries, is a leading financial guarantor and provider of specialized financial services. MBIA's innovative and cost-effective products and services meet the credit enhancement, financial and investment needs of its public and private sector clients, domestically and internationally. MBIA Inc.'s principal operating subsidiary, MBIA Insurance Corporation, has a financial strength rating of Triple-A from Moody's Investors Service, Standard & Poor's Ratings Services, Fitch Ratings, and Rating and Investment Information, Inc. Please visit MBIA's Web site at www.mbia.com.

    This news release contains forward-looking statements. Important factors such as general market conditions and the competitive environment could cause actual results to differ materially from those projected in these forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements to reflect changes in events or expectations.

    Explanation of Non-GAAP Financial Measures

    The following are explanations of why MBIA believes that the non-GAAP financial measures typically used in the Company's press releases, which serve to supplement GAAP information, are meaningful to investors.
    Operating Income (Loss): The Company believes operating income is a useful measurement of performance because it measures income from operations, unaffected by investment portfolio realized gains and losses, gains and losses on derivative instruments and foreign exchange and other non-operating items. Operating income (loss) is also provided to assist research analysts and investors who use this information in their analysis of the Company.
    Adjusted Direct Premiums: The Company believes adjusted direct premiums are a meaningful measure of the total value of the insurance business written during a reporting period since they represent the present value of all premiums collected and expected to be collected on policies closed during the period. As such, it gives investors an opportunity to measure the value of new business activities in a given period and compare it to new business activities in other periods. Other measures, such as premiums written and premiums earned, include the value of premiums resulting from business closed in prior periods and do not provide the same information to investors.
    Adjusted Book Value (ABV): The Company believes the presentation of adjusted book value, which includes items that are expected to be realized in future periods, provides additional information that gives a comprehensive measure of the value of the Company. Since the Company expects these items to affect future results and, in general, they do not require any additional future performance obligation on the Company's part, ABV provides an indication of the Company's value in the absence of any new business activity. ABV is not a substitute for GAAP book value but does provide investors with additional information when viewed in conjunction with GAAP book value.


                      MBIA INC. AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS

                        (dollars in thousands)


                                               June 30,   December 31,
                                                 2006        2005
                                               --------   ------------
Assets
------
 Investments:
  Fixed-maturity securities held as available-
   for-sale, at fair value (amortized cost
   $25,510,087 and $23,189,684)               $25,440,302 $23,747,204
  Investments held-to-maturity, at amortized
   cost (fair value $4,553,735 and $5,734,335)  4,588,155   5,765,182
  Investment agreement portfolio pledged as
   collateral, at fair value (amortized cost
   $577,209 and $712,054)                         559,450     729,072
  Short-term investments, at amortized cost
   (which approximates fair value)              2,187,705   1,678,281
  Other investments                               240,736     234,927
                                              ----------- ------------
   Total investments                           33,016,348  32,154,666

 Cash and cash equivalents                        221,502     233,046
 Accrued investment income                        446,821     396,048
 Deferred acquisition costs                       434,020     427,111
 Prepaid reinsurance premiums                     385,704     407,614
 Reinsurance recoverable on unpaid losses          44,472      58,965
 Goodwill                                          79,406      79,406
 Property and equipment (net of accumulated
  depreciation)                                   107,356     109,275
 Receivable for investments sold                   74,108      74,787
 Derivative assets                                600,158     326,867
 Other assets                                     221,682     293,609
                                              ----------- ------------
  Total assets                                $35,631,577 $34,561,394
                                              =========== ============

Liabilities and Shareholders' Equity
-------------------------------------
 Liabilities:
  Deferred premium revenue                    $ 3,123,086 $ 3,185,200
  Loss and loss adjustment expense reserves       708,293     721,502
  Investment agreements                        11,801,633  10,806,277
  Commercial paper                                753,594     859,997
  Medium-term notes                             7,806,665   7,542,416
  Variable interest entity floating rate notes  1,228,760   1,280,160
  Securities sold under agreements to
   repurchase                                     508,154     646,343
  Short-term debt                                  40,898      58,745
  Long-term debt                                1,219,962   1,210,405
  Deferred income taxes, net                      379,226     569,536
  Deferred fee revenue                             17,680      20,379
  Payable for investments purchased               372,322      83,369
  Derivative liabilities                          483,499     384,611
  Other liabilities                               519,872     600,810
                                              ----------- ------------
   Total liabilities                           28,963,644  27,969,750

 Shareholders' Equity:
  Common stock                                    157,539     156,602
  Additional paid-in capital                    1,467,493   1,435,590
  Retained earnings                             6,084,005   5,747,171
  Accumulated other comprehensive income          120,262     399,381
  Treasury stock                               (1,161,366) (1,147,100)
                                              ----------- ------------
   Total shareholders' equity                   6,667,933   6,591,644

  Total liabilities and shareholders' equity  $35,631,577 $34,561,394
                                              =========== ============


                      MBIA INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF INCOME

                         Three Months Ended      Six Months Ended
                             June 30                   June 30
                      -----------------------   ----------------------
                        2006          2005         2006        2005
                      ---------    ----------   ----------   ---------
Insurance operations
 Revenues:
  Gross premiums
   written            $251,476     $ 248,965    $ 424,348    $531,584
  Ceded premiums       (27,166)      (31,622)     (51,071)    (63,748)
                      ---------    ----------   ----------   ---------
   Net premiums
    written            224,310       217,343      373,277     467,836

  Scheduled premiums
   earned              169,130       180,902      336,845     354,662
  Refunding premiums
   earned               47,606        32,483       85,790      69,568
                      ---------    ----------   ----------   ---------
   Premiums earned     216,736       213,385      422,635     424,230

  Net investment
   income              144,390       126,113      284,402     249,563
  Fees and
   reimbursements        4,019         4,214       12,193      10,639
  Net realized gains
   (losses)             17,085           996       10,073       1,207
  Net gains (losses)
   on derivative
   instruments and
   foreign exchange      1,305         4,002        6,062      (2,070)
                      ---------    ----------   ----------   ---------
   Total insurance
    revenues           383,535       348,710      735,365     683,569

 Expenses:
  Losses and loss
   adjustment           20,295        21,708       40,421      42,559
  Amortization of
   deferred acquisition
   costs                17,122        16,858       33,388      33,515
  Operating             35,889        32,268       72,616      61,434
  Interest expense      18,786         6,104       31,704      11,504
                      ---------    ----------   ----------   ---------
   Total insurance
    expenses            92,092        76,938      178,129     149,012

 Insurance income      291,443       271,772      557,236     534,557
                      ---------    ----------   ----------   ---------

Investment management
 services
 Revenues              294,299       206,543      552,505     392,778
 Net realized gains
  (losses)                (295)       (1,478)       5,233       1,716
 Net gains (losses) on
  derivative instruments
  and foreign exchange   6,258       (27,395)       3,308          26
                      ---------    ----------   ----------   ---------
   Total investment
    management services
    revenues           300,262       177,670      561,046     394,520

 Interest expense      249,921       167,164      466,668     316,582
 Expenses               18,461        19,090       36,051      33,467
                      ---------    ----------   ----------   ---------
   Total investment
    management services
    expenses           268,382       186,254      502,719     350,049
                      ---------    ----------   ----------   ---------
 Investment management
  services income       31,880        (8,584)      58,327      44,471
                      ---------    ----------   ----------   ---------

Municipal services
 Revenues                5,399         5,398       11,010      10,934
 Net realized gains
  (losses)                  --           --            --         (85)
 Net gains (losses) on
  derivative instruments
  and foreign exchange      11             6           40         136
                      ---------    ----------   ----------   ---------
   Total municipal
    services revenues    5,410         5,404       11,050      10,985
 Expenses                4,324         5,108        9,449      10,513
                      ---------    ----------   ----------   ---------
 Municipal services
  income                 1,086           296        1,601         472
                      ---------    ----------   ----------   ---------

Corporate
 Net investment income   3,508         5,776        7,072      13,703
 Net realized gains
  (losses)                 841            81        1,467      (1,527)
 Net gains (losses) on
  derivative instruments
  and foreign exchange     138            --          138          --
 Interest expense       20,170        22,040       40,301      44,061
 Corporate expenses      3,357         7,398        5,659      11,079
                      ---------    ----------   ----------   ---------
 Corporate loss        (19,040)      (23,581)     (37,283)    (42,964)
                      ---------    ----------   ----------   ---------

Income before income
 taxes                 305,369       239,903      579,881     536,536

Provision for income
 taxes                  84,007        66,229      159,525     150,055
                      ---------    ----------   ----------   ---------

Net income            $221,362     $ 173,674    $ 420,356    $ 86,481
                      =========    ==========   ==========   =========

Net income per common
 share:
 Basic                $   1.67     $    1.30    $    3.17    $   2.85
 Diluted              $   1.62     $    1.27    $    3.08    $   2.79

Weighted-average number
 of common shares
 outstanding:
 Basic              132,765,468  133,938,175  132,741,516  135,589,284
 Diluted            136,634,382  136,886,153  136,658,183  138,680,637


                      MBIA INC. AND SUBSIDIARIES

Reconciliation of Adjusted Direct Premiums to Gross Premiums Written
--------------------------------------------------------------------
(dollars in millions)

                                   Three Months Ended Six Months Ended
                                        June 30          June 30
                                   ------------------ ----------------
                                     2006     2005     2006     2005
                                   -------- -------- -------- --------

Adjusted direct premiums (1)       $ 283.5  $ 329.0  $ 399.5  $ 646.6

 Adjusted premiums assumed             0.0      1.0      0.0      1.0
                                   -------- -------- -------- --------
Adjusted gross premiums              283.5    330.0    399.5    647.6

 Present value of estimated future
  installment premiums (2)          (156.5)  (200.8)  (224.2)  (376.6)
                                   -------- -------- -------- --------
Gross upfront premiums written       127.0    129.2    175.3    271.0

 Gross installment premiums
  received                           124.5    119.8    249.0    260.6
                                   -------- -------- -------- --------
Gross premiums written             $ 251.5  $ 249.0  $ 424.3  $ 531.6
                                   ======== ======== ======== ========

(1) A non-GAAP measure.

(2) At June 30, 2006 and March 31, 2006 the discount rate was 5.00% and 5.02%, repsectively, and at June 30, 2005 and March 31, 2005 the discount rate was 4.99% and 4.84%, respectively.

Components of Net Income per Share
-----------------------------------

                                   Three Months Ended Six Months Ended
                                        June 30          June 30
                                   ------------------ ----------------
                                     2006     2005     2006     2005
                                   -------- -------- -------- --------
Net income                         $  1.62  $  1.27  $  3.08  $  2.79

 Net realized gains                   0.08     0.00     0.08     0.01

 Net gains (losses) on derivative
  instruments and foreign exchange    0.04    (0.11)    0.05    (0.01)
                                   -------- -------- -------- --------

Operating income (1)               $  1.50  $  1.38  $  2.95  $  2.79
                                   ======== ======== ======== ========
(1) A non-GAAP measure.


                      MBIA INC. AND SUBSIDIARIES

Components of Adjusted Book Value per Share
-------------------------------------------

                                      June 30, 2006  December 31, 2005
                                    ---------------  -----------------
Book value                                $    49.48       $    49.17
After-tax value of:
 Deferred premium revenue           15.07            15.45
 Prepaid reinsurance premiums       (1.86)           (1.98)
 Deferred acquisition costs         (2.09)           (2.07)
                                    ------           ------
  Net deferred premium revenue                 11.12            11.40
 Present value of installment
 premiums (1)                                  10.44            10.53
 Asset/liability products adjustment            4.12             2.40
 Loss provision (2)                            (2.84)           (2.88)
                                           ----------       ----------
Adjusted book value (3)                   $    72.32       $    70.62
                                           ==========       ==========

(1) At June 30, 2006 and December 31, 2005 the discount rate was
    5.00%, respectively.

(2) The loss provision is calculated by applying 12% to the following items on an after-tax basis: (a) deferred premium revenue; (b) prepaid reinsurance premiums; and, (c) the present value of installment premiums.

(3) A non-GAAP measure.


                   CONSOLIDATED INSURANCE OPERATIONS

Selected Financial Data Computed on a Statutory Basis
-----------------------------------------------------
(dollars in millions)
                                           June 30,       December 31,
                                             2006             2005
                                          -----------      -----------
 Capital and surplus                      $  4,344.0       $  3,800.4
 Contingency reserve                         2,382.1          2,769.0
                                          -----------      -----------
     Capital base                            6,726.1          6,569.4

 Unearned premium reserve                    3,475.7          3,508.1
 Present value of installment premiums (1)   2,163.6          2,171.1
                                          -----------      -----------

     Premium resources                       5,639.3          5,679.2

 Loss and loss adjustment expense reserves     270.4            317.8
 Soft capital credit facilities                850.0            850.0
                                          -----------      -----------
     Total claims-paying resources        $ 13,485.8       $ 13,416.4
                                          ===========      ===========

 Net debt service outstanding             $895,271.7       $889,018.9

 Capital ratio (2)                             133:1            135:1

 Claims-paying ratio (3)                        78:1             78:1

(1) At June 30, 2006 and December 31, 2005 the discount rate was
    5.00%, respectively.

(2) Net debt service outstanding divided by the capital base.

(3) Net debt service outstanding divided by the sum of the capital base, unearned premium reserve (after-tax), present value of installment premiums (after-tax), loss and loss adjustment expense reserves and soft capital credit facilities.



    CONTACT: for MBIA Inc.
             Michael C. Ballinger, 914-765-3893